                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                          ADVANCED RADIO TELECOM CORP.
              ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              ---------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

[Letterhead of Advanced Radio Telecom Corp. appears here]

                        500 108th Avenue NE, Suite 2600
                           Bellevue, Washington 98004

                               ----------------

                    Notice of Annual Meeting of Stockholders

                               ----------------

                               September 8, 1999

   Our 1999 annual meeting is being held the Bellevue Hilton, 100 112th Avenue NE, Bellevue, WA 98004, on September 8, 1999 at 10:00 a.m. PDT. The purposes of the annual meeting are to:

  1. Approve a $251 million equity investment in ART.

  2. Approve a 4 million share increase in the number of shares issuable under our restated equity incentive plan.

  3. Elect two class III directors.

  4. Attend to any other business properly presented at the annual meeting.

   Proposal 1 and Proposal 2 must each be approved by a majority of the shares of our common stock voted on that proposal. The nominees for director who receive the greatest number of votes will be elected directors. Only stockholders of record at the close of business on July 23, 1999 can vote at the meeting. To grant a proxy to vote your shares, you must complete and return the enclosed proxy card.

   The Board of Directors recommends that you vote in favor of Proposals 1 and 2 and for the election of the nominees for director.

                                          By Order of the Board of Directors

                                          [Signature appears here]
                                          Thomas M. Walker
                                          Secretary

Bellevue, Washington
July 29, 1999

   Please vote your shares promptly. Whether or not you plan to attend the annual meeting in person, please complete, sign and return the enclosed proxy card. If stockholders do not return proxies in sufficient numbers, we will have to incur the expense of follow-up solicitations.

                          Advanced Radio Telecom Corp.

                               ----------------

                                Proxy Statement

                               ----------------

                Information About the Annual Meeting and Voting

Time and Place of Meeting

   The annual meeting of stockholders will be held on September 8, 1999, at 10:00 a.m PDT at the Bellevue Hilton, 100 112th Avenue NE, Bellevue, WA 98004 and at any adjournment.

Voting Rights and Votes Required

   Our stockholders who hold their shares of record as of the close of business on July 23, 1999 are entitled to vote at the annual meeting. On the record date there were approximately 27,292,272 shares of our common stock outstanding and entitled to vote at the annual meeting.

   The investment and the increase in shares for our restated equity incentive plan must each be approved by a majority of the shares of our common stock voted on that proposal. The nominees who receive the greatest number of votes properly cast for the election of directors will be elected directors.

Voting Your Shares and Changing Your Vote

   To be voted, your proxy must be completed, signed and returned to us prior to voting at the annual meeting. If you are a registered stockholder (that is, if you hold your stock in your own name), you may also vote by proxy telephone or electronically through the internet by following the instructions included with your proxy card. If you hold your shares in "street name," the materials sent you by your broker will tell you if you will be able to vote by telephone or electronically. You may revoke a proxy at any time before it is voted by:

  . delivering to us another properly signed proxy relating to the same shares dated a later date,

  . casting another proxy vote relating to the same shares by telephone or the internet at a later date,

  . otherwise delivering a written notice to our secretary, dated a later date, stating that the proxy is revoked, or

  . attending the annual meeting or any adjournment and voting the shares covered by the proxy in person. Attendance at the annual meeting will not, by itself, revoke your proxy.

   At the meeting, we will vote all proxies received in time and not revoked. Unless you instruct us otherwise, we will vote your proxy to:

  .  approve the $251 million equity investment in ART.

  . increase the number of shares issuable under our restated equity incentive plan from 4 million to 8 million.

  .  elect both of the nominees for Class III director.

How Proxies Are Counted

   Our election inspector will count votes cast by proxy or in person. The election inspector will count shares represented by proxies that reflect abstentions and so-called broker non-votes as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Broker non-votes are shares represented at the meeting held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote, and (b) the broker or nominee does not have the discretionary voting power on a particular matter. Abstentions and broker non-votes will have no effect on the outcome of voting on the investment, the proposed amendment to our restated equity incentive plan or the election of directors.

Cost of Solicitation

   We will bear the cost of soliciting proxies. We will solicit proxies by mail, telephone, telegraph or otherwise, and some of our officers and employees may assist in the solicitation without additional compensation. We have also engaged a professional proxy solicitation firm, Corporate Investor Communications, Inc., to assist us in soliciting proxies. We will reimburse brokers for their reasonable charges and expenses in forwarding soliciting materials to beneficial owners. We estimate that we will spend approximately $10,000 to solicit proxies for the annual meeting.

                      Where You Can Find More Information

   The Securities Exchange Act of 1934 requires us to file reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain more information about the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, you may access such reports, proxy statements and other information electronically by means of the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "ARTT," and you may also inspect copies of any documents filed with the SEC at the offices of Nasdaq, 1735 K Street, Washington, D.C. 20006.

Incorporation by Reference

   The Exchange Act allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement incorporates by reference the following documents that we have previously filed with the SEC:

  . ART's Annual Report on Form 10-K for the year ended December 31, 1998, filed April 15, 1999.

  . ART's first amendment to its Annual Report on Form 10-K/A for the year ended December 31, 1998, filed April 19, 1999.

  . ART's second amendment to its Annual Report on Form 10-K/A for the year ended December 31, 1998, filed April 30, 1999.

  . ART's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed May 17, 1999.

  .  ART's Current Report on Form 8-K, filed June 8, 1999.

   This proxy statement also incorporates by reference additional documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the annual meeting.

Obtaining Copies From ART

   You may obtain copies of documents incorporated by reference in this proxy statement (except exhibits to those documents which are not specifically incorporated by reference into a publicly filed document), without charge, upon written or oral request to Advanced Radio Telecom Corp., 500 108th Avenue, NE, Suite 2600, Bellevue, WA 92004, Attention: Investor Relations (telephone number
(425) 688-8700).

                   Note Regarding Forward-looking Statements

   Some statements about us and our industry under the captions "Questions and Answers" and "Approval of the Investment" and elsewhere in this proxy statement are "forward-looking statements." There are also forward-looking statements in the documents incorporated by reference. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements in this document that are not historical facts. When we use the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this document, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those in the risk factors identified in Exhibit 99 to ART's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                               Table of Contents

                                                                           Page
                                                                           ----

Information About the Annual Meeting and Voting...........................   i

Where You Can Find More Information.......................................  ii

Note Regarding Forward-looking Statements................................. iii

Questions and Answers.....................................................   1

Proposal 1: Approval of the Investment....................................   5

Proposal 2: Proposed Amendment to ART's Restated Equity Incentive Plan....  19

Election of Directors.....................................................  23

Compensation and Related Matters..........................................  25

Security Ownership of Certain Beneficial Owners and Management............  34

Description of Capital Stock..............................................  35

Stockholder Proposals.....................................................  38

Other Business............................................................  38

                             Questions and Answers

   The following questions and answers are designed to help you understand the investment proposal, the proposed amendment to our restated equity incentive plan and the proxy voting process. These questions and answers only highlight information in this document. We strongly encourage you to read the full text of this proxy statement and the documents which we have filed with the SEC. For information on how to obtain these documents, see "Where You Can Find More Information" on page ii.

   Throughout this proxy statement when we refer to "ART," the "company," "we," or "us," we mean Advanced Radio Telecom Corp. By the "investment," we mean the proposed $251 million equity investment in ART contemplated by the preferred stock purchase agreement described on pages 7-11. When we refer to the "investors," we mean U.S. Telesource, Inc., or UST, a subsidiary of Qwest Communications International Inc., or Qwest, the investment funds led by Oak Investment Partners, or Oak, and the investment funds associated with our current stockholders, Advent International Corporation, or Advent, and Columbia Capital Corporation, or Columbia. The investment and the investors are described in more detail on pages 6-7.

The Proposed Investment

Q.What is the proposed investment?

A.We have entered into a preferred stock purchase agreement with investors who have agreed to make a $251 million investment in ART. They will purchase 2,635,909 shares of our newly-created Series A convertible preferred stock and 501,591 shares of our newly-created Series B non-voting convertible preferred stock at $80.00 per share. This preferred stock is ultimately convertible into common stock on a 10-for-1 basis. The terms of the preferred stock are described on pages 7 and 8. The investors have loaned ART $50 million of the purchase price as a bridge loan, which will be due when the investment closes.

Q.Who are the investors?

A.There are three groups of investors, including (1) UST, a subsidiary of Qwest, a major internet telecommunications company, (2) leading high-technology investment funds led by Oak, and (3) investment funds associated with current stockholders Advent and Columbia. The investment funds led by Oak are associated with Oak, MeriTech Capital Partners, Accel Partners, Brentwood Venture Capital, Worldview Technology Partners, Bessemer Venture Partners, Cove Ventures and Adams Capital. We believe this investor group gives us the desirable combination of a strategic relationship with Qwest, institutional investors experienced in high technology data telecommunications, and continued support from our existing institutional investors.

Q.Will your board of directors change after the investment?

A.Oak and Qwest will each designate a nominee to our board following the closing of the investment. To maintain a seven person board, two of our current directors, Mr. Demetree and Mr. Cook, have agreed to resign immediately prior to the closing. Two of our other current directors, Mr. Fillat, who is associated with Advent, and Mr. Murray, who is associated with Columbia, are standing for re-election to our board. The standstill agreement discussed on page 12 prohibits the directors associated with Advent and Columbia or Advent and Columbia themselves from forming a group with the other investors, including for purposes of voting their shares, except to elect the Oak and UST nominees.

Q.How much of the voting interest in ART will the investors have?

A.When issued, the Series A preferred stock will represent 45% of our voting stock. The stockholders agreement, described on page 13, could give the investors significant influence over matters requiring stockholder approval:

  . All of the investors have agreed to vote in favor of the Oak and UST nominees to the ART board.

  . The investors, except Advent and Columbia, will hold approximately 38% of our voting stock and have agreed to vote on all other matters as Oak and Qwest mutually direct. If Oak and Qwest disagree on a matter, the investors may each vote on the matter in their own discretion.

  . If either Oak, together with the funds associated with MeriTech and Worldview, or UST sells a significant portion of its stock, the stockholders agreement may allow the non-selling investor to individually direct the voting of the remaining investor stock so long as the non-selling investor continues to hold a significant portion of its stock.

Q.What will be the investors' equity interest in ART as a result of the investment?

A.Because the investors will also purchase Series B non-voting preferred stock, the total equity interest, as opposed to voting interest, that the investors will purchase in ART will be approximately 53% of our outstanding capital stock. During the term of the standstill agreement, described on page 12, the investors, other than Columbia and Advent, generally will not be permitted to increase their equity interest in ART.

Q.Why are you proposing this investment?

A.Our board of directors believes the investment is in the best interests of ART. Our financial resources are extremely limited. Without the $50 million bridge loan provided by the investors, we expected to run out of operating funds in July 1999. To build our wireless broadband data networks and execute our business plan, we need a very significant amount of capital. We have engaged in numerous discussions with various potential investors over the past year, and our board believes that this investment represents the best available alternative and a very attractive opportunity for current investors to realize long term value. The investment will supply us with a significant amount of much-needed capital. We have also established a strategic relationship with Qwest through a private-line agreement, broadband services agreement, co-location agreement and coordinated marketing agreement with Qwest. We believe that this strategic relationship as well as the high-tech experience of Oak and the other investors will reduce the execution risks associated with building out our networks and meeting the goals of our business plan.

Q.Is the investment fair from a financial point of view?

A.Our directors think so, and so does our financial advisor, Morgan Stanley & Co. Incorporated. Prior to entering into the agreement with the investors, our board received an opinion from Morgan Stanley that, as of the date of such opinion, the investment terms were fair to ART from a financial point of view.

Q.Why are you seeking stockholder approval?

A.Our common stock trades on the Nasdaq National Market. The rules of the National Association of Securities Dealers require a Nasdaq National Market company like ART to receive stockholder approval before selling or issuing common stock or stock convertible into common stock that represents 20% or more of the company's outstanding common stock if the stock is issued at a price below market value at the time the parties agree to the investment. Because the as-converted price of $8.00 per share of common stock at which we are selling stock to the investors was below the trading price of our common stock on Nasdaq at the time of our agreement with the investors, we must have the approval of a majority of the stockholders who vote on the investment proposal.

Q.If the stockholders approve the investment, when will it occur?

A.We expect to close the investment as soon as possible after the annual meeting.

Q.Will the investment change ART's business and strategy?

A.We will use the $251 million we receive from the investment, after payment of fees and transaction expenses estimated to be approximately $7 million, to accelerate the implementation of our business plan. We now plan to build broadband, wireless, high-speed metropolitan area networks in 40 of the top 50 markets in the United States over the next three years. Qwest will provide our fiber-optic network backbone, and we will provide Qwest with broadband local wireless access. We will co-locate equipment with Qwest where desirable, and our two companies will jointly market our products where desirable. We also plan to explore growth strategies related to our international assets.

Q.How will the investment affect my shares of common stock?

A.The investment will not directly affect your shares of common stock. Our common stock will continue to trade on the Nasdaq National Market under the symbol "ARTT." However, the Series A preferred stock is convertible into common stock at any time at the option of the investors. In addition, subject to the restrictions on conversion of Series B preferred stock, the preferred stock automatically converts into common stock upon the occurrence of specific events. Full conversion would significantly increase the number of outstanding shares of common stock. We cannot predict what effect the issuance of the preferred stock or the issuance or sale of common stock on its conversion will have on the price of our common stock.

Q.What has to happen in order for the investment to be made?

A.In addition to stockholder approval, the waiting period under the Hart-Scott-Rodino Act must expire or be terminated. We must also obtain the consent of the holders of two-thirds of the principal amount of our 14% senior notes to material amendments to the indenture relating to those notes. We are currently soliciting this consent. There are a number of other customary closing conditions.

Q.Can the investors choose not to make the investment?

A.The investors, acting as a group, may terminate the agreement without our consent only if:

  . a court or other governmental entity takes any action to prohibit the purchase of the preferred stock;

  . the investment does not close by the second business day following the date the bridge loan is due;

  . our representations or warranties in the agreement (without regard to materiality qualifiers) are incorrect, or we materially breach any covenant in the agreement, in such a manner as to cause a material adverse effect on ART;

  . stockholder approval is not obtained by October 29, 1999, or a later date agreed by the parties; or

  . ART or our board of directors authorizes or recommends an alternative transaction or withdraws the board's approval of the investment or modifies it in any way that is adverse to the investors.

Q.What will happen if the stockholders do not approve the investment proposal?

A.If the stockholders do not approve the investment proposal:

  .  The investors would have the right to terminate the agreement.

  . On termination of the agreement, the $50 million bridge loan will be immediately due and payable. Unless we have alternative financing, we would be unable to repay the bridge loan. This would cause a default and right to accelerate under our $135 million aggregate principal amount 14% senior notes and our $35 million of borrowings from Lucent Technologies, Inc.

  . We would also need to obtain alternative financing to continue operating our business.

  . The five-year warrants to purchase one million shares of our common stock at $.01 per share, which were issued to investors as a termination fee, would become exercisable.

The Proposed Amendment to the Restated Equity Incentive Plan

Q.How are you proposing to amend the plan?

A.We are asking you to approve an amendment to our restated equity incentive plan that would increase the number of shares of common stock issuable under the plan from 4 million to 8 million shares.

Q.Why are you proposing this amendment?

A.We have used all shares currently authorized under the plan. We believe that additional shares of common stock must be made available for awards under the plan in order to continue the plan's success in attracting, retaining and rewarding persons who can make significant contributions to our success. Options and other equity incentive awards also strengthen the commonality of interest between employees and stockholders necessary to build long-term, sustainable stockholder value. Finally, under the agreement we are obligated to seek this increase.

Q.How does the board of directors suggest that I vote?

A.The board of directors recommends that you vote "FOR" the investment, the proposed amendment to the plan and the election of directors.

                     Proposal 1: Approval of the Investment

About ART

   ART intends to become a leading provider of broadband data services to businesses not directly served by fiber-optic networks. Utilizing our national footprint of 38 GHz spectrum licenses, we are building fixed wireless, packet-switched broadband networks utilizing internet protocol, fast ethernet and asynchronous transfer mode technology. We currently serve Seattle, Washington, Portland, Oregon, and Phoenix, Arizona. We currently offer an integrated package of data solutions including internet access, web hosting, web based content, virtual private networks, web design and internet portal service and intend to also offer electronic commerce applications, multimedia services, voice and fax over internet protocol and other value-added data services.

   The investment will allow ART to significantly accelerate the implementation and evolution of its business plan. We plan to build broadband wireless high-speed metropolitan area networks in 40 of the top 50 U.S. markets over the next three years. In connection with the investment, Qwest and ART have agreed to integrate their wireless and fiber-optic networks. Our spectrum licenses and high-speed data communications infrastructure combined with Qwest's fiber network will enable us to deliver broadband network applications and services to more than 50 percent of U.S. businesses.

The Investment

   You are being asked to vote upon a proposal to approve the investment contemplated by the preferred stock purchase agreement among ART and the investors. On the date of the agreement, the investors loaned us $50,000,000 as a bridge loan. The bridge loan is due on the earlier of the closing of the investment and October 29, 1999.

   Following shareholder approval and the satisfaction or waiver of other conditions to closing, we will issue 2,635,909 shares of Series A convertible preferred stock and 501,591 shares of Series B non-voting convertible preferred stock to the investors. The Series A convertible preferred stock is convertible at the option of the investors at any time into ten shares of common stock. The Series B non-voting convertible stock is ultimately convertible into ten shares of common stock. In return, the investors will pay us $251 million.

Reasons for the Investment

   As we previously announced, we engaged Morgan Stanley & Co., Incorporated to seek private investment capital when we were unable to complete our May 1998 high-yield debt offering. After an extensive search, we entered into negotiations with two potential investor groups other than the investors, and our management concluded that this investment had features that were superior to our other alternatives and had better economic terms. In May 1999, ART's executives, legal counsel and investment bankers engaged in extensive arm's length discussions with the investors and the investors' counsel to negotiate the agreement and related documents. After lengthy discussion, our board of directors approved the investment on May 28, 1999, including the issuance of shares of the Series A preferred stock and Series B preferred stock to the investors, and the agreement was signed on June 1, 1999. Our board of directors approved and recommended this investment for the following principal reasons:

  .  superior economic and other transaction terms;

  . greater invested capital to fund and accelerate the implementation of our business plan;

  .  strategic relationship with Qwest; and

  . financial investors knowledgeable in high-technology data telecommunications.

   Our board believes, after careful review, that the investment represents the best available alternative and a very attractive opportunity for current investors to realize long-term value.

Reason for Seeking Stockholder Approval

   Companies listed on the Nasdaq National Market must receive stockholder approval before issuing or selling common stock or securities convertible into common stock that represents 20% or more of the outstanding common stock at a price below market value at the time the parties agree to the investment. A failure to comply with this requirement could result in delisting from the Nasdaq National Market. The preferred stock to be issued in the investment reflects an as-converted price of $8.00 per share of common stock. Our stock closed at $11.313 on May 28, 1999, the last business day prior to the announcement of our agreement with the investors, and therefore, we must have the approval of a majority of the stockholders who vote on the investment proposal.

The Investors

   The investors listed below or investment funds associated with the investors listed below have agreed to invest the following amounts in ART. Additional information about the lead investors is provided below.

     Investors                                                      Investment
     ---------                                                     ------------
     U.S. Telesource, Inc. (a wholly-owned subsidiary of Qwest)... $ 90,000,000
     Oak Capital Partners......................................... $ 40,000,000
     MeriTech Capital Partners.................................... $ 25,000,000
     Advent International Corporation............................. $ 20,000,000
     Columbia Capital Corporation................................. $ 20,000,000
     Accel Partners............................................... $ 15,000,000
     Brentwood Venture Capital.................................... $ 15,000,000
     Worldview Technology Partners................................ $ 15,000,000
     Bessemer Venture Partners.................................... $  5,000,000
     Cove Ventures, LLC........................................... $  3,000,000
     Adams Capital Management..................................... $  3,000,000
                                                                   ------------
       Total...................................................... $251,000,000
                                                                   ============

UST/Qwest

   Qwest is a leader in reliable and secure broadband internet-based data, voice and image communications for businesses and consumers. Qwest also provides high-volume voice and conventional private line services to communications providers, internet service providers and other data service companies and installs fiber optic systems for itself and for other communications providers. Qwest expects to complete a 18,500 mile fiber network in the U.S. in mid-1999, has formed a venture to build and operate a high-capacity 9,100 mile European fiber-optic, internet protocol based network planned to be completed to 2001, and has almost completed a 1,400 mile Mexican network. UST, a subsidiary of Qwest, has agreed to purchase $90 million of preferred stock.

Oak Investment Partners

   Oak is a venture capital fund that finances technology and communications companies. Oak has organized eight partnerships with over $1.6 billion in committed capital. These partnerships have invested in over 290 companies, and past investments have included Actel, Compaq Computer, Exodus, Inktomi, Network Equipment Technology, Octel, Parametric Technology, PictureTel, Seagate, Stratus, SanDisk, Sybase, Synopsys, Ungerman-Bass and Wellfleet. Funds managed by Oak have agreed to purchase $40 million of our preferred stock in the investment. Oak led the group of investors other than UST, Advent and Columbia.

The Existing Stockholder Investors

   Advent has been an investor in ART since March 1996 and Columbia has been an investor in ART since February 1997. Advent is a private equity investment firm with $3.5 billion under management. Funds managed by Advent invest in companies in a variety of industries worldwide. Advent's past investments have included Lightbridge, Worldgate Communications, Cascade Communications, P-Com, Seachange International, Acer, Versant Object Technology, Eunet International, PrimaCom AG and WNP Communications. Columbia is a private equity firm focused exclusively on the telecommunications and information technology industries. Columbia's past investments have included Nextel Communications, Saville Systems, Digital Television Services, Torrent Networking Technologies and WNP Communications. Funds managed by Advent and Columbia have each agreed to purchase $20 million of preferred stock.

Summary of the Preferred Stock Purchase Agreement

The Bridge Loan

   The investors have loaned us $50,000,000 at 11% interest as a bridge loan. The bridge loan is due on the earlier of the closing of the investment and October 29, 1999, unless two-thirds of the investors agree to extend the due date.

   We are relying on the proceeds of the investment to repay the bridge loan. If stockholders do not approve the investment, the agreement may be terminated by the investors, and the bridge loan will become immediately due. Unless we have alternative financing in place when the agreement is terminated, we will be unable to repay the bridge loan. This will cause a default of our $135 million 14% senior notes and our $35 million of financing from Lucent Technologies, Inc. We cannot assure you that we would be able to arrange for replacement financing. In such an event, we could face bankruptcy proceedings.

Sale of the Preferred Stock

   The investors have agreed to purchase 2,635,909 shares of Series A convertible preferred stock and 501,591 shares of Series B non-voting convertible preferred stock, each at a price of $80.00 per share.

Summary of Preferred Stock

Series A Preferred Stock

   Voting. The Series A preferred stock votes on an as-converted basis with the common stock. This means that each share of Series A preferred stock will initially have ten votes. The Series A preferred stock will represent 45% of our total outstanding voting stock.

   Dividends. In any year, we may not pay any cash dividend on common stock or the Series C preferred stock described below unless in that year we have paid a cash dividend of $80.00 per share on the Series A preferred stock.

   Liquidation Preference. The holders of the Series A preferred stock are entitled to an initial liquidation preference of $80 per share, subject to adjustments, plus any declared and unpaid dividends. On liquidation, after payment of the initial $80 preference amount, Series A preferred stock also participates on a pro rata basis with the common stock and the Series C preferred stock until each share of Series A preferred stock has received a total liquidation amount of $160.

   No Redemption. We are not required to redeem the Series A preferred stock.

   Conversion. Holders of the Series A preferred stock may convert their Series A preferred stock at any time into ten shares of common stock. The conversion ratio may be increased or decreased as a result of stock spits, dividends, recapitalizations and similar events. The Series A preferred stock automatically converts into common stock if:

  . we sell stock yielding net proceeds of at least $75,000,000 at a price of not less than $18 per share;

  . our common stock trades at not less than $18 for 30 of 40 consecutive trading days at any time after June 1, 2001;

  . two-thirds of the then-outstanding preferred stock agree to convert into common stock; or

  . 75% of the preferred stock originally issued in the investment has converted into common stock.

Series B Non-Voting Preferred Stock

   The Series B non-voting preferred stock is like the Series A preferred stock except that it is non- voting and has different conversion rights.

   Voting. The Series B preferred stock will not vote on matters generally submitted to the stockholders. However, under Delaware law, the Series B preferred stock is entitled to vote as a class on matters that adversely affects it as a class.

   Conversion. Series B preferred stock will automatically convert on a 1-for-1 basis into Series A preferred stock whenever the voting power of the investors falls below 45% of our outstanding voting stock. Common stock either held by Advent and Columbia prior to the investment or purchased by them later is not included in the voting power of the investors for this purpose. The conversion rate is subject to proportional adjustment for stock splits, stock dividends, combinations and recapitalizations. In addition, any outstanding Series B preferred stock will automatically convert on a 1-for-1 basis into Series C non-voting junior preferred stock if the Series A preferred stock automatically converts into common stock.

Series C Non-Voting Junior Preferred Stock

   One share of Series C non-voting junior preferred stock has the same rights as ten shares of common stock, except that the Series C preferred stock is non-voting. See pages 35 and 36 for a description of our common stock.

   Voting. The Series C preferred stock will not vote on matters generally submitted to the stockholders. However, under Delaware law, the Series C preferred stock is entitled to vote as a class on matters that adversely affects it as a class.

   Conversion. Series C preferred stock automatically converts into common stock on a 10-for-1 basis whenever the voting power of the investors falls below 45% of our outstanding voting stock. The common stock held by Advent and Columbia prior to the investment or purchased after the investment is not included in the voting power of the investors for this purpose. The conversion ratio is subject to proportional adjustment for stock splits, stock dividends, combinations and recapitalizations.

Warrants Issued To Serve As a Termination Fee

   We issued warrants to the investors that will function as a termination fee if the investment does not occur for specific reasons. The warrants are five-year warrants to purchase an aggregate of one million shares of common stock at $.01 per share. They are exercisable only if the agreement is terminated because:

  . stockholder approval is not obtained by October 29, 1999 or a later date agreed to by the parties;

  . our representations or warranties in the agreement (without regard to materiality qualifiers) are incorrect or we materially breach any covenant in the agreement in such manner as to cause a material adverse effect on ART; or

  . ART or our board of directors authorizes or recommends an alternative transaction or withdraws the board's approval of this investment or modifies it in a way that is adverse to the investors.

Representations and Warranties

   In the agreement, the investors made a number of representations to us about themselves and their qualifications to purchase the preferred stock, which are standard in contracts of this type. In addition, we made a number of representations and warranties to the investors that are standard in contracts of this type. Our representations and warranties are statements about ART and its business, including descriptions of our current corporate structure, financial condition, liabilities, the status of our licenses and regulatory compliance.

Agreements to Take Further Actions

   We also agreed to take various actions in the future. For instance, we agreed to make required filings with the Federal Trade Commission and to obtain consents and approvals necessary to close the investment. In addition, we agreed to the following:

   Alternative Transactions. We agreed not to enter into any agreement, solicit, initiate or encourage any inquiry or proposal, participate in any discussions, or furnish any information regarding transactions that could serve as an alternative to the financing provided by the investment. In particular, we may not solicit or encourage any of the following alternative transactions:

  . the acquisition from us of stock representing 25% or more of our total outstanding capital stock;

  . a merger or consolidation transaction that causes our current stockholders to own less than 75% of our equity securities outstanding immediately after such transaction;

  .  the sale of all or a substantial portion of our assets; and

  . any transaction where a majority of the board members after the closing were not members of or nominees to our board before such transaction.

   Despite this prohibition, we may entertain an unsolicited proposal, may accept the proposal, and may make a recommendation to stockholders that we enter into the alternative transaction instead of the investment, but only if we have:

  . first determined that the alternative proposal is both more favorable to us and that our board is required in the exercise of its fiduciary duties to consider the alternative;

  . promptly furnished all relevant information that was provided to the prospective new investors to the investors; and

  . promptly informed the investors that we propose to accept an alternative proposal and negotiated for two business days with the investors before accepting any alternative proposal.

   UST and Oak To Designate Two Nominees for Director. UST will be entitled to designate a nominee to be a Class II director for so long as it and its affiliates own at least one-quarter of the shares it purchased in the investment. Oak will be entitled to designate a nominee to be a Class I director for so long as it and the other investors, other than Advent, Columbia and UST, own at least one-quarter of the shares they purchased in the investment. We have agreed to use our best efforts to ensure that our board nominates and presents to our stockholders the proposed election of those designees. Any board committee must include one of the investors' nominees. Following the closing, our board will elect these two designees. Two of our current board members, Mark C. Demetree and James D. Cook, have agreed to resign immediately prior to the closing of the investment to make room for the investors' designees.

   By class vote, the investors will have the right to elect their two designees for as long as they hold two-sevenths of our outstanding voting stock on an as-converted basis and will have the right to elect one nominee so long as they hold one-seventh of our outstanding voting stock on an as-converted basis.

   Special Stock Purchase Rights. If we raise capital through the issuance of equity securities, we have agreed to let the investors purchase those securities in proportion to their stock holdings at the time of the issuance. These rights do not apply to securities issued:

  .  under any ART equity incentive plan or benefit plan;

  . in connection with any stock split, stock dividend or other similar event;

  .  pursuant to our stockholders rights plan;

  .  in a private placement customarily known as a "144A Offering;"

  . to financial institutions or other lenders in connection with any debt offering or borrowing;

  .  in a registered public offering;

  . as consideration for the acquisition or an investment in another company; and

  .  on conversion of preferred stock or exercise of outstanding securities.

Conditions That Must Be Met Before Closing the Investment

   The agreement provides that the following conditions must be met before either ART or the investors will be obligated to close the investment:

   Stockholder Approval. We must receive the approval of at least a majority of the votes cast on this proposal at the annual meeting.

   No Injunctions Restraining the Investment. There must be no court order restraining the investment.

   Performance of Obligations, Receipt of Consents. ART must have performed its obligations under the agreement in all material respects and obtained all consents and permits that must have been performed or obtained by closing unless the failure would not result in a material adverse effect on ART.

   Hart-Scott-Rodino Approval. ART, UST and Oak have received approval from the Federal Trade Commission under the Hart-Scott-Rodino Act as required by the agreement.

   In addition, the following conditions must be met before the investors will be obligated to close the investment:

   Representations and Warranties. All of our representations and warranties must be true and correct on the day of closing except where failure to be true would not result in a material adverse effect on ART.

   Amendment of ART's Senior Note Indenture. ART has obtained the consent of holders of its 14% senior notes to material amendments to the indenture as required by the agreement.

Circumstances Under Which The Investors or ART Can Terminate the Agreement

   We can agree with the investors to terminate the agreement at any time. The investors, acting by two-thirds in interest, may also terminate the agreement if:

  .  a court or other governmental entity has prohibited the investment;

  . the investment does not close by the second business day following the date the bridge loan is due;

  . our representations or warranties in the agreement are not true or we have breached our agreements and in either case we have not fixed the problem in 45 days;

  . stockholder approval is not obtained by either October 29, 1999, or any later date agreed to by the investors and us; and

  . ART or our board of directors authorizes or recommends an alternative transaction, or withdraws the board's approval of the investment or modifies it in a way that is materially adverse to the investors.

   We may also terminate the agreement if:

  .  a court or other governmental entity has prohibited the investment;

  . the investment does not close by the second business day following the date the bridge loan is due;

  . the representations or warranties of the investors in the agreement are not true or the investors have breached their agreements and in either case the investors have not fixed the problem in 45 days;

  . our board of directors determines that an unsolicited bona fide proposal from a third party is superior to the investment and concludes in good faith that it is required to consider the proposal in the exercise of their fiduciary duties. If our board reaches this conclusion, it must give the investors two business days notice of its intention to terminate the agreement and must negotiate with the investors during that two day period with respect to concluding this investment instead of the other proposal.

Payment of Fees and Expenses Related to the Investment

   We have agreed to pay up to $150,000 of the fees and expenses of the investors in connection with the preparation and delivery of the agreement and the agreements documenting the investment. We have also agreed to pay up to $180,000 of the fees and expenses of the investors in connection with the filings required by the Hart-Scott-Rodino Act.

Summary of the Standstill Agreement

Standstill Provisions

   We have entered into a standstill agreement with the investors, other than Columbia and Advent. The investors that are parties to the standstill agreement may not:

  . acquire more of our equity securities, other than pursuant to the purchase rights described above under "Special Stock Purchase Rights" and other limited exceptions;

  .  participate in any proxy solicitation;

  . join any group for purposes of voting our securities or acquiring our securities or assets, other than to the extent provided for in the stockholders agreement described below;

  . seek representation on our board, other than their right described above to nominate up to two directors; or

  . propose, or discuss with third parties, transactions involving the acquisition of ART.

   The standstill agreement ends on the earliest of:

  .  the fourth anniversary of the closing of the investment;

  .  the termination of the agreement; and

  . the date neither UST nor Oak has a representative on our board or the right to designate nominees, which will occur when both UST, on the one hand, and Oak, together with MeriTech and Worldview, on the other hand, have sold at least 75% of the stock that they purchased in the investment.

   Some of these restrictions would be temporarily suspended if, prior to the closing of the investment, we receive an acquisition proposal from a third party, and (a) we announce that we are considering the proposal or have engaged in discussions with respect to the proposal, (b) withdraw or modify our approval of the investment, or (c) notify the investors of our intent to terminate the agreement.

   After the closing, these restrictions and the transfer restrictions described below would be temporarily suspended if:

  . a tender offer for more than 50% of our voting power is commenced by a third party and either (a) we do not recommend against accepting the offer within ten days or (b) we eliminate any of our take-over defenses, such as our rights plan;

  . we do not reject a bona fide written acquisition proposal received from a third party within 15 days;

  . we have a change of control or enter into an agreement that would result in a change of control;

  .  we make a public announcement that ART is "for sale;"

  . a third party launches a proxy solicitation to obtain control of our board and we do not timely recommend against the solicitation; or

  .  we have liquidated or entered into a plan of liquidation.

Transfer Restrictions

   During the term of the standstill agreement, but only until the second anniversary of the closing of the investment, the investors, other than Columbia and Advent, may not transfer any of our equity securities except for transfers:

  .  to affiliates that agree to be bound by the standstill agreement;

  . that are distributions by partnerships to limited partners that are not affiliates;

  . to the public under Rule 144 under the Securities Act of 1933 or pursuant to their exercise of registration rights;

  . to any person who is not an affiliate of the investor that would then own less than 10% of our voting power; or

  .  to various funds managed by institutional managers.

Summary of Stockholders Agreement

Voting to Elect Nominees

   The investors have entered into a stockholders agreement which will become effective when the investment closes. We are not a party to this agreement. All of the investors have agreed to vote in favor of the election of the UST and Oak designees to our board. Shares owned by affiliates of Advent and Columbia Capital that are not acquired in this investment are not governed by this agreement.

Voting on Other Matters

   The investors other than Advent and Columbia have agreed to vote as agreed by Oak and UST on all other matters to come before our stockholders. However, if Oak and UST are unable to agree as to how to vote on any matter, each investor may vote on its own. Either Oak or UST or Oak will have the sole right to control the voting of all remaining investors if UST, on the one hand, or if Oak, together with MeriTech and Worldview, on the other hand, sells more than one half of the shares it originally purchased. This provision could permit as much as 36% of our voting stock to vote as a block under the direction of one investor, and would give that one investor significant influence over any matters requiring stockholder approval.

Transfer Restrictions

   Under the stockholders agreement, until the Series A preferred stock is automatically converted into common stock, the investors, other than Advent and Columbia, may not transfer their shares except to their limited partners or affiliates or when exercising the investors' registration rights described below. No transfers to their limited partners are allowed until the day after the day on which the directors to be elected at our 2000 annual meeting of stockholders are in fact elected.

Summary of Our Commercial Agreements with Qwest

   We have entered into a private line agreement, a co-location license agreement, a broadband services agreement and a coordinated marketing agreement with Qwest. In these contracts, we agreed to integrate our local broadband wireless networks with Qwest's fiber-optic network using Qwest as our exclusive provider of fiber-optic network backbone, agreed to co-locate equipment with Qwest where desirable and agreed to jointly market our products with Qwest where desirable. If the agreement is terminated, either ART or Qwest may terminate these agreements. We entered into these agreements because we believe that Qwest will be a valuable strategic partner for us. However, we can not assure you that our partnership with Qwest will benefit ART or that the planned partnership will be successful.

Summary of the Registration Rights Agreement

   We have entered into a registration rights agreement with the investors. The investors are entitled to require that we register with the SEC the common stock issuable on conversion of their preferred stock on six occasions, so long as the market value of the shares registered at any one time is at least $25 million. In addition, the investors are entitled to require us to register shares on a short-form registration statement, or Form S-3, an unlimited number of times, so long as the market value of the shares registered at any one time is at least $20 million. We are not obligated to file more than two registrations in any 12 month period. In addition, the investors are entitled to include their shares of common stock in any registered offering we complete either on our behalf or on behalf of other investors, subject to some restrictions. We have agreed not to give additional registration rights to third parties unless the rights are junior to the investors' rights and all other outstanding registration rights. This agreement terminates on June 1, 2004.

Interests of Our Directors and Officers

   You should be aware that the investment may benefit our officers and directors. The investment will qualify as a change of control under our executive officers' change of control agreements, entitling them to various benefits if they are terminated within 24 months of the investment, including cash payments, vesting of stock options, and continued life and medical insurance benefits. See "Compensation--Employment Agreements" on pages 27-29.

   In addition, under our restated equity incentive plan, if, after the investment, an officer is terminated without cause or resigns with good reason, all unvested options held by the officer will vest, all options will be exercisable for the shorter of four years or their original duration and all other awards will vest. Our compensation committee may also award this benefit to an officer who resigns after a change of control.

   The investment is also a change of control under our current equity incentive plan for non-employee directors and its predecessor plan for non-employee directors. Under both plans, if any non-employee director ceases to be a director from two days before until the second anniversary of the closing, any options granted under the plans to such director will vest and become immediately exercisable, and will remain exercisable until the earlier of (a) the fourth anniversary of the director's termination and (b) the last date on which such option could have otherwise been exercisable.

   Two of our current directors are affiliated with two of the investors. Mr. Fillat is a Managing Director of Advent and Mr. Murray is a Managing Director of Columbia. Neither Advent nor Columbia took part in the negotiations of the investment with ART, and both Mr. Fillat and Mr. Murray recused themselves from all action on the investment. Both Advent and Columbia agreed to participate in the investment on whatever terms were negotiated by the lead investors.

Recommendation of ART's Board of Directors

   Our board of directors believes that the investment is fair and in the best interests of ART and recommends that you vote "FOR" the investment. Because of the participation of Advent and Columbia in the investment, Mr. Fillat and Mr. Murray abstained from this recommendation.

Opinion of Financial Advisor

   In June 1998, ART retained Morgan Stanley & Co. Incorporated to act as ART's financial advisor in connection with a proposed sale of minority equity interests in ART. At the May 28, 1999 meeting of ART's board of directors, Morgan Stanley delivered its oral opinion that, as of that date and subject to the various considerations in its opinion, the consideration to be received by ART in the investment was fair from a financial point of view to ART. Morgan Stanley confirmed its oral opinion by subsequently delivering a written opinion dated May 28, 1999 to ART's board of directors.

   The full text of Morgan Stanley's written opinion, which describes the assumptions Morgan Stanley made, the procedures it followed, the matters it considered and the limitations on its review is attached as Attachment A to this proxy statement. Morgan Stanley's opinion is directed to ART's board and addresses only the fairness of the consideration received by ART in the investment from a financial point of view as of the date of the opinion. It does not address any other aspect of the investment and is not an opinion or a recommendation as to how you should vote at the annual meeting. This is only a summary of Morgan Stanley's opinion. You should read all of Morgan Stanley's opinion, which is attached to this proxy statement.

   In arriving at its opinion, Morgan Stanley:

  . reviewed certain publicly available financial statements and other information of ART;

  . reviewed certain internal financial statements and other financial and operating data concerning ART prepared by the management of ART;

  . analyzed certain financial projections prepared by the management of ART;

  . discussed the past and current operations and financial condition and the prospects of ART with senior executives of ART;

  . discussed ART's business plan and long-term strategic objectives with senior executives of ART;

  . reviewed the reported prices and trading activity for ART's common stock;

  . compared the financial performance of ART and the prices and trading activity of ART's common stock with that of certain other comparable publicly-traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  . participated in discussions and negotiations among representatives of ART, the investors and certain other parties and their financial and legal advisors;

  . reviewed a draft of the Preferred Stock Purchase Agreement dated May 27, 1999, a draft of the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock the Series B Non Voting Convertible Preferred Stock and the Series C Junior Preferred Stock dated May 27, 1999 and certain documents related to the foregoing;

  . reviewed drafts of certain agreements between ART and Qwest, including a draft of the Coordinated Marketing Agreement dated May 19, 1999, a draft of the Collocation License Agreement dated May 27, 1999, a draft of the Advanced Radio Telecom Broadband Services Agreement dated May 27, 1999 and a draft of the Qwest Communications Corporation Private Line Services Agreement dated May 27, 1999; and

  . performed such other analyses and considered such other factors as it had deemed appropriate.

   In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ART. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ART, nor was it furnished with any such appraisals. Morgan Stanley assumed the investment would be consummated in accordance with the terms set forth in the preferred stock purchase agreement. Morgan Stanley was not engaged to, and in arriving at its opinion did not, evaluate nor solicit transactions which may be available to ART other than minority equity investments. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

   The following is a brief summary of the material analyses that Morgan Stanley performed and that ART's board reviewed in connection with Morgan Stanley's delivery of its opinion to ART's board. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses that Morgan Stanley used, you should read the tables together with the text of each summary. The tables alone do not completely describe the financial analyses.

   Assessment of ART's Liquidity and Funding Requirements. Morgan Stanley noted several qualitative factors when making its presentation to ART's board. Morgan Stanley observed that ART failed to raise high yield debt capital in early to mid-1998 and that ART needed a significant near-term capital infusion in order to continue to operate its business in the manner anticipated by its business plan. Morgan Stanley noted that certain alternative sources of financing, such as a public offering of equity or debt, were unavailable to ART. Morgan Stanley noted that it contacted a substantial number of potential investors to solicit a minority equity investment in ART but had limited success. Morgan Stanley reviewed its analyses in light of the fact that ART needed a significant near-term capital infusion to continue operating. Morgan Stanley noted that the potential values of ART produced by some of its analyses were only relevant if ART were to receive a significant investment of equity capital, since these analyses viewed ART as a going concern.

   Historical Stock Performance Analysis. Morgan Stanley's analysis of the performance of ART's common stock consisted of a historical analysis of closing prices and trading volumes from the date of ART's initial public offering of stock on November 5, 1996 through and including May 24, 1999. During this period, ART's common stock achieved a high price of $16.38 and a low price of $2.13, based on its closing share prices. Morgan Stanley also calculated the following average closing share prices for ART's common stock as of March 30, 1999, the day prior to ART's announcement that ART was in negotiations with several parties for significant equity investments in ART, and the premiums/discounts implied by the transaction price:

                                            Average Closing
                                            Share Price of  Transaction Price
   Period Ending March 30, 1999              Common Stock   Premium/(Discount)
   ----------------------------             --------------- ------------------
   Since Initial Public Offering (November
    14, 1996)..............................     $ 9.29           (13.9)%
   Last 24 Months..........................     $ 8.66            (7.6)%
   Last 18 Months..........................     $ 8.67            (7.8)%
   Last 12 Months..........................     $ 7.91             1.2 %
   Last 6 Months...........................     $ 6.44            24.2 %
   Last 3 Months...........................     $ 8.43            (5.1)%
   Last 1 Month............................     $ 9.31           (14.1)%
   Last 1 Week.............................     $11.08           (27.8)%

   Broadband Spectrum Valuation Analysis. Morgan Stanley reviewed and analyzed public information relating to the financial terms of two related transactions involving broadband wireless spectrum licenses. The transactions reviewed included the acquisitions by NEXTLINK Communications, Inc. of WNP Communications, Inc. and a 50% interest in NEXTBAND Communications, LLC. Morgan Stanley noted that the primary assets of both WNP and NEXTBAND were broadband wireless spectrum licenses and that neither company was providing telecommunications services using its respective spectrum. Morgan Stanley's analysis included a review of the aggregate value paid expressed as a multiple of several measures of WNP's and NEXTBAND's wireless spectrum. Based on this analysis, Morgan Stanley estimated a range of $2.97 to $11.55 equity value per share for ART's licensed domestic spectrum. Morgan Stanley noted that the implied offer price of $8.00 per share was within this range.

   No transaction utilized in the selected transactions analysis is identical to the investment. In evaluating the selected transactions, Morgan Stanley made judgments and assumptions about industry performance and about general business, economic, market and financial conditions. Morgan Stanley also considered other matters, many of which are beyond ART's control. Some of these uncontrollable matters are the impact of competition on ART's business and the industry generally, industry growth, and assumed the absence of any adverse material change in ART's financial condition and prospects or in the industry or the financial markets in general. Mathematical analysis, such as computations of averages or medians, is not a meaningful method of using selected transactions data unless other factors are also taken into consideration.

   Selected Companies Analysis. Morgan Stanley reviewed and compared certain financial and operating information relating to ART to corresponding information for a group of selected publicly traded telecommunications companies, consisting of WinStar Communications, Inc., Teligent, Inc. and NEXTLINK. The selected companies were chosen as representative of wireless telecommunications service companies based on their general business, operating and financial characteristics. Morgan Stanley noted that none of the selected companies was in need of a significant near-term capital infusion to continue operating, limiting the usefulness of any comparison.

   In its analysis, Morgan Stanley reviewed each company's respective aggregate value, calculated as market value of equity plus net debt and preferred stock, expressed as a multiple of various financial and operating statistics compared to ART. Among those statistics were revenues, gross invested capital, net invested capital (which is gross invested capital net of cash, cash equivalents and marketable securities), gross property plant and equipment, "pops" (an industry term which means the population residing in areas covered by a company's licenses), "channel pops" (an industry term which means the population residing in areas covered by a company's licenses multiplied by the number of 100 MHz equivalent channels covering such areas), and a company's total amount of spectrum, measured in MHz. Generally, the multiples expressed by the investment valuation were within the range of multiples expressed by the selected company's valuations. The multiples appear as dollars where the statistic considered is a non-financial statistic.

   Aggregate Value as a         ART at Implied $8.00    Range of Multiples
   Multiple of:                  Transaction Price   of the Selected Companies
   --------------------         -------------------- -------------------------
   1998 Revenues...............       455.11x           18.6x to 3,803.3x
   Estimated 1999 Revenues.....        100.7x           11.1x to 101.4x
   Estimated 2000 Revenues.....          8.9x           6.8x to 23.8x
   Gross Invested Capital......          1.0x           1.6x to 3.5x
   Net Invested Capital........          1.0x           1.9x to 5.1x
   Gross Property, Plant &
    Equipment..................         13.7x           5.2x to 15.3x
   Pops........................         $2.06           $24.54 to $38.77
   Channel Pops................         $1.03           $4.03 to $9.61
   Spectrum....................       $11,775           $91,147 to $259,316

   No company used in the selected companies analysis is identical to ART. In evaluating the selected companies, Morgan Stanley made judgments and assumptions about industry performance and about general business, economic, market and financial conditions. Morgan Stanley also considered other matters, many of which are beyond ART's control. Some of these uncontrollable matters were the impact of competition on ART's business and the industry generally, industry growth, and the assumed absence of any adverse material change in ART's financial condition and prospects or in the industry or the financial markets in general. Mathematical analysis, such as computation of averages or medians, is not in itself a meaningful method of using selected companies analysis unless other factors are also taken into consideration.

   Discounted Cash Flow Analysis. Morgan Stanley also performed a discounted cash flow analysis using ART's management's projections, noting that such projections assumed ART would receive a significant near-term infusion of equity capital to continue operating. Morgan Stanley used discount rates ranging from 15% to 30% and a range of terminal trailing earnings before interest, taxes, depreciation and amortization multiples of 6.0x to 10.0x to calculate the present value of ART's future cash flows for the years 2000 through 2004 and the present value of ART's liquidation value in the year 2004
 . The discounted cash flow valuation based on these assumptions ranged from $13 to $41 per share of ART's common stock.

   Limitations of the Fairness Opinion. The preparation of a fairness opinion is a complex process and is difficult to convey in summary form. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor it considered. Furthermore, Morgan Stanley believes that excerpting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations produced by any particular analysis described above should not be taken to be Morgan Stanley's actual valuation of ART.

   In performing its analyses, Morgan Stanley made numerous assumptions regarding industry performance, general business and economic conditions and other matters, many of which are beyond ART's control. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which might be higher or lower. The analyses were prepared solely as a part of Morgan Stanley's opinion regarding the financial fairness of the investment that Morgan Stanley provided to ART's board or directors. The analyses do not purport to be appraisals or to reflect the prices at which ART might actually be sold. In addition, as described above, the opinion, including its presentation to ART's board, was one of many factors taken into consideration by the ART's board in making its determination to approve the investment. Consequently, Morgan Stanley's analyses described above should not be viewed as describing ART's board's view of the value of ART or whether ART's board would have been willing to agree to a different transaction on different terms.

   About Morgan Stanley. ART's board of directors retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is also a full-service securities firm engaged in securities trading and brokerage activities. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of ART or Qwest.

   According to an agreement between ART and Morgan Stanley, if the investment is consummated, ART will pay Morgan Stanley a transaction fee equal to approximately $6.3 million. In addition to this compensation, ART has agreed to reimburse Morgan Stanley for its reasonable expenses and to indemnify Morgan Stanley and its affiliates for liabilities and expenses related to or arising out of the agreement and any connected transactions, including liabilities under federal securities laws. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for certain of the investors, and have received fees for the rendering of these services.

                       Proposal 2: Proposed Amendment to
                      ART's Restated Equity Incentive Plan

The Proposed Amendment

   Our board of directors adopted an amendment to our restated equity incentive plan increasing the number of shares of common stock issuable under the plan from 4 million shares to 8 million shares. The proposed amendment is subject to stockholder approval.

   Our restated equity incentive plan helps to attract, retain and reward persons who significantly contribute to our success. The plan also strengthens the commonality of interest between these persons and the stockholders. To continue to meet the plan's objectives, we consider it essential to increase the number of shares available for awards. We have already granted options and other equity incentives with respect to the 4 million shares authorized under the plan. In the agreement we agreed to seek stockholder approval of this increase in shares issuable under the plan.

Grants Made Subject to Stockholder Approval

   We have granted, subject to stockholder approval, ten-year options to purchase 103,250 shares of our common stock to 5 of our executive officers in the following amounts at an exercise price of $7.063 per share, the fair market values on the date of the grant. If stockholders withhold approval of the amendment, these options become void. On July 23, 1999, our common stock closed at $12.875 on the Nasdaq National Market.

      Name and Position                         Number of Provisional Options
      -----------------                         -----------------------------
      Henry C. Hirsh...........................            31,768
       Chairman and Chief Executive Officer
      William J. Maxwell.......................            23,836
       President and Chief Operating Officer
      Thomas P. Boyhan.........................            15,882
       Executive Vice President Sales and
        Marketing
      Robert S. McCambridge....................            15,882
       Executive Vice President and Chief
        Financial Officer
      George R. Olexa..........................            15,882
       Executive Vice President and Chief
        Technology Officer

   Except as described above, we have not named particular individuals who will receive options or rights under the plan, we have not set the number of shares to be covered by any options or rights granted to a single individual, and we have not set the number of individuals who will receive grants of such options or rights. We will use the proceeds from the sale of stock pursuant to the plan for the general purposes of the company. In addition, our board of directors will determine uses for proceeds from the receipt of payment in shares of common stock, including redelivery of the shares received upon exercise of options.

Summary of Our Restated Equity Incentive Plan

   Our restated equity incentive plan provides for grants or awards of incentive stock options; non-qualified stock options; stock appreciation rights; restricted stock; unrestricted stock; deferred stock grants; performance awards; loans; supplemental grants and combinations of the above.

   Unless the board of directors otherwise determines, a committee of at least two directors from the board must administer the restated equity incentive plan. Currently, the compensation committee of the board of directors administers the plan. The compensation committee has authority to set and change the terms of all grants made under the plan. Eligibility for participation in the plan is open to all of our employees and other persons, including our non-employee directors, who the compensation committee determines are in a position to make significant contributions to our success. As of June 1, 1999, we employed approximately 144 people.

   Stock Options. The plan authorizes the compensation committee to grant incentive stock options and non-qualified stock options. The difference between the two types of options is that incentive stock options are intended to qualify for special beneficial tax treatment, described below, and therefore must meet requirements imposed by federal tax laws. Under the plan, the exercise price of incentive stock options granted under the plan must be at least 100% of the fair market value of our common stock at the time of the grant, and the exercise price of incentive stock options granted to our 10% stockholders must be at least 110% of the fair market value of our common stock at the time of grant. The compensation committee may set any exercise price for non-qualified stock options granted under the plan. The compensation committee may set the terms and vesting for both types of options, so long as the term does not exceed ten years. In the case of incentive stock options granted to 10% stockholders, the committee may not set a term in excess of five years. Option holders may make payment for the option price by cash or check or, subject to compensation committee approval, by tendering shares of common stock, by using a promissory note, by giving a broker's unconditional and irrevocable undertaking to pay the exercise price, or by a combination of the above. If the exercise price of an option exceeds the common stock's market price at exercise, the compensation committee may cancel an option at the option holder's request and pay the option holder, in cash or common stock, the difference between the fair market value of the stock purchasable under the option and the aggregate exercise price which would have been paid.

   Stock Appreciation Rights. A stock appreciation right entitles the holder on exercise to receive an amount of cash or stock equal to the appreciation in the fair market value of a share of stock measured from the date of the grant to the date of exercise, or any other performance standard set by the compensation committee. The compensation committee may grant stock appreciation rights alone or together with stock options. If granted together with stock options, the terms of the stock appreciation right will mirror the options and the stock appreciation right must be exercised with the option and vice versa. Stock appreciation rights not granted together with options are exercisable at such time, and on such conditions, as the compensation committee may specify. The compensation committee may grant stock appreciation rights which, following a change in control, entitle the holder to receive a cash payment equal to specified common stock values or averages of values measured prior to the control change, as specified by the compensation committee.

   Stock Awards. The plan provides for awards of nontransferable shares of restricted common stock that are subject to forfeiture as well as of unrestricted shares of common stock. The compensation committee may specify a purchase price for such stock awards. If a participant's employment is terminated, the company may purchase restricted stock back from the participant at the original purchase price. Restricted securities will become freely transferable upon the completion of the restricted period set by the compensation committee and satisfaction of any conditions to vesting. The compensation committee, in its sole discretion, may waive all or part of the restrictions and conditions at any time.

   The plan also provides for deferred stock grants entitling the recipient to receive future shares of common stock, at times and on conditions specified by the compensation committee. It also provides for performance awards entitling the recipient to receive cash or common stock following the attainment of performance goals. Performance conditions and provisions for deferred stock may also attach to other awards under the restated equity incentive plan.

   The plan allows for loans in connection either with the purchase of common stock under an award or with the payment of any federal, state and local tax for income recognized as a result of an award. The compensation committee will determine the terms of any loan, including the interest rate, which may be zero. No loan term may exceed a ten-year duration. In connection with any award, the compensation committee may also grant a cash award to offset federal, state and local income taxes.

   Except as provided by the compensation committee, if a participant dies, the participant's executor, administrator or transferee may exercise the participant's exercisable options and stock appreciation rights for one year, or for the remainder of their original term, if less. Options and stock appreciation rights not exercisable at a participant's death terminate. Outstanding awards of restricted common stock revert back to ART upon a participant's death. Also upon death, the participant will forfeit any deferred common stock grants, performance awards and supplemental awards.

   Except as otherwise determined by the compensation committee, when a participant leaves ART his or her options and stock appreciation rights will remain exercisable for three months or the remainder of their original term, if less, to the extent they were exercisable immediately prior to leaving. If not exercisable immediately prior to leaving, the participant's options and stock appreciation rights will terminate. The compensation committee may terminate all of a participant's options and stock appreciation rights immediately if the participant is terminated for cause, which, in the committee's opinion, casts such discredit upon the participant to justify immediate termination of such awards.

   Except as otherwise provided by the compensation committee at the time of grant, in the event of a change of control--which is defined to mean a consolidation or merger in which ART is not the surviving corporation or a transaction which results in the acquisition of substantially all of ART's outstanding common stock by a single person, entity or group, or the sale or transfer of substantially all of ART's assets--the following will occur:

  . each outstanding option and stock appreciation right will become immediately exercisable;

  . each outstanding share of restricted common stock will immediately become free of all restrictions and conditions;

  . all conditions on deferred grants, performance awards, supplemental grants and other awards will be removed; and

  .  all loans under the restated equity incentive plan will be forgiven.

Alternatively, the compensation committee may instead arrange to have the surviving or acquiring corporation or affiliate assume any award held by a participant or grant a replacement award.

   If ART terminates the optionee without cause after a change in control-- which for this purpose also includes the investment described in this proxy statement--all unvested options will vest, all options will be exercisable for the shorter of four years or their original duration and all other awards will vest. The compensation committee may also give this benefit to some optionees holding particular positions who resign with good reason within two years following a change in control.

Federal Income Tax Consequences

   The following discussion, based on the effective law as of January 1, 1999, summarizes federal income tax consequences associated with stock option awards under the plan. This summary does not purport to cover federal employment tax or other federal tax consequences, or state, local or non-U.S. tax consequences potentially associated with such awards nor does it address the tax consequences associated with other awards under the plan.

   In general, an optionee realizes no taxable income and ART receives no deductions upon the grant of a stock option under the plan. The character of the stock option determines the tax consequences associated with the exercise of a stock option or the disposition of shares acquired upon exercise. In general, no taxable income for regular income tax purposes or deductions to ART result from an incentive stock option exercise. If the optionee disposes the shares after two years from the date of grant or one year after exercise, the optionee realizes a long-term capital gain or loss upon a subsequent sale, and ART receives no deduction. If an optionee disposes of shares purchased under an incentive stock option within these one- and two-year holding periods, the optionee realizes ordinary income equal, in general, to the option spread at time of exercise, and ART receives a corresponding deduction.

   In general, on the exercise of a non-qualified stock option an optionee realizes ordinary income equal to the option spread, and ART receives a corresponding deduction. Upon a subsequent sale of the shares, an optionee recognizes a capital gain or loss for which ART receives no deduction. In general, the plan treats an incentive stock option exercised more than three months after termination of employment as a non-qualified stock option. The plan also treats incentive stock options as non-qualified stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value in excess of $100,000, determined at the date of grant.

   For shares subject to a substantial risk of forfeiture, special tax rules may defer the recognition or measurement of income associated with the exercise of stock options under the restated equity incentive plan, or the disposition of shares acquired upon exercise.

   Under Section 162(m) of the Internal Revenue Code, ART may not deduct more than $1 million for payments made to any of its five highest paid executive officers. However, no limits restrict other forms of employee compensation, including performance-based compensation. ART intends incentive stock options and non-qualified stock options awarded under the plan, if granted with an exercise price at least equal to the fair market value of the common stock on the date of grant, to qualify for the performance-based exception from the $1 million deduction limitation.

   Under the so-called "golden parachute" provisions of the Internal Revenue Code, we may have to value and take into account the vesting or accelerated exercisability of stock options in connection with a change in control of ART in determining whether participants received compensatory payments, contingent on the change in control that exceed limits set by the tax laws. If compensatory payments exceed these limits, a substantial portion of amounts payable to the participant, including payments taken into account by reason of the grant, vesting or exercise of options under the plan, may be subject to additional federal tax and may be nondeductible to ART.

Recommendation:

   Our board of directors recommends a vote "FOR" the approval of the amendment to the restated equity incentive plan.

                             Election of Directors

   Under the terms of our amended and restated certificate of incorporation and restated and amended by-laws, the board of directors is composed of three classes of similar size. Each class is elected in a different year, so that only one class will be elected each year. All directors serve for a three-year term and until their respective successors are duly elected and qualified. The board of directors currently consists of seven members.

   Unless otherwise instructed, the persons named in the enclosed proxy intend to vote each share of common stock as to which a proxy has been properly executed, returned and not revoked in favor of the election of the two nominees named below as Class III directors for three-year terms that expire in 2002. We expect that each nominee will be able to serve, but if any nominee is unable to serve, all proxies may be voted for a substitute nominee designated by our board of directors, as determined by the persons named in the enclosed proxy in their discretion.

   Set forth below is information concerning each of the nominees and the other incumbent directors:

Nominees and Members of the Board of Directors

                      Nominations for Class III Directors
                               Term Expires 1999

                                                                    Director
           Name          Age          Principal Occupation           Since
           ----          ---          --------------------          --------
   James B. Murray, Jr.   52 Managing Director of Columbia since      1997
                             March 1989; President of Randolph
                             Cellular Corp., a cellular
                             communications company, from 1990 to
                             1993; Director of Seville Systems P.C.

   Andrew I. Fillat       51 Managing Director of Advent since 1995   1995
                             and Vice President of Advent from 1989
                             to 1995; Director of Interlink
                             Computer Sciences, Light bridge, Inc.
                             and Voxware, Inc.

                          Incumbent Class I Directors
                               Term Expires 2000

                                                                    Director
           Name          Age          Principal Occupation           Since
           ----          ---          --------------------          --------
   Mark C. Demetree      43  President of U.S. Salt Corporation       1995
                             since 1998; President of North
                             American Salt Company from 1993 to
                             1998; Director of J.C. Nichols
                             Company.

   Henry C. Hirsch       57  Chairman of the Board of Directors,      1997
                             and Chief Executive Officer of ART
                             since November 1997; Vice Chairman and
                             Chief Executive Officer of Williams
                             Communications Group, a wholly-owned
                             subsidiary of the Williams Companies
                             that provides businesses with
                             enterprise network solutions, services
                             and advanced multimedia applications
                             from 1996 to 1997; President and Chief
                             Operating Officer of Williams
                             Telecommunications Systems, a
                             nationwide systems integration company
                             from 1992 to 1996.

                                                                Director
        Name       Age            Principal Occupation           Since
        ----       ---            --------------------          --------
   Alan Z. Senter  57    Chairman of Senter Associates, a         1996
                         financial advisory firm since 1996 and
                         from 1993 to 1994; Executive Vice
                         President and Chief Financial Officer
                         of NYNEX Corporation from 1994 to
                         1996; Executive Vice President and
                         Chief Financial Officer of GAF/ISP
                         Corporation from 1992 to 1993.
                         Director of Exec Ltd. and InterVu Inc.

                          Incumbent Class II Directors
                               Term Expires 2001

                                                                Director
        Name       Age            Principal Occupation           Since
        ----       ---            --------------------          --------
   James C. Cook   39    Senior Vice President of First Union     1996
                         Capital Partners, Inc., a private
                         equity investment affiliate of First
                         Union Corporation, since 1995 and a
                         Vice President of First Union Capital
                         Partners, Inc. from 1989 to 1995.

   Thomas J. Wynne 59    Retired. President and Chief Operating   1998
                         Officer of LCI International, Inc., a
                         long distance telecommunications
                         company, from 1991 to 1998.

Board of Directors and Committees

   During the year ended December 31, 1998, our board of directors held 11 meetings. During 1998, each director attended at least 75% of the meetings of the board held and at least 75% of the meetings of each committee on which he served.

   Our board of directors currently has an audit committee and a compensation committee. We do not have a standing nominating committee.

   The compensation committee has responsibility for reviewing and administering our program with respect to the compensation of its officers, employees and consultants, and it reviews transactions our officers, directors and affiliates. The compensation committee also reviews, interprets and administers our restated equity incentive plan, prescribes rules and regulations relating to the plan and determines the stock options and other equity incentives that we grant to our employees. As a policy, the compensation committee directs us to pay our officers, directors and affiliates for services rendered outside the scope of their ordinary respective obligations in accordance with industry standards for such services. Such services may include introducing major transactions or providing legal services. Messrs. Demetree, Murray and Wynne currently serve on the compensation committee. Mr. Wynne joined the committee in December 1998. The compensation committee held 3 meetings in 1998.

   The audit committee recommends the engagement of independent accountants to audit our financial statements and perform services related to the audit. The audit committee also reviews the scope and results of the audit with the accountants, reviews our year-end operating results with management and the accountants, and considers the adequacy of internal accounting procedures. Messrs. Cook, Fillat and Senter currently serve on the audit committee. The audit committee held 3 meetings in 1998.

Recommendation:

   Our board of directors recommends that you vote "FOR" the election of each nominee.

                        Compensation and Related Matters

Executive Compensation

   The following table sets forth information with respect to compensation paid to or accrued in each of the last three completed fiscal years, if applicable, to our Named Executive Officers, being our Chief Executive Officer, each of our other executive officers who were serving as executive officers on December 31, 1998 and one other individual who was one of our executive officers but was not serving as an executive officer on December 31, 1998. Unless otherwise noted, amounts listed as other compensation reflect payment of life insurance premiums. Option grants to Messrs. Hirsch, Maxwell, Boyhan and Olexa in 1998 reflect the cancellation and replacement of options granted prior to October 15, 1998.

                           Summary Compensation Table

                                                         Long Term
                                                    Compensation Awards
                                                   ---------------------
                          Annual Compensation      Restricted Securities
                         -------------------------   Stock    Underlying    All Other
Name and Position        Year  Salary      Bonus     Awards    Options     Compensation
-----------------        ---- --------    -------- ---------- ----------   ------------
Henry C. Hirsch......... 1998 $325,008    $325,000      --     800,000       $304,755(1)
 Chairman, and Chief     1997   54,168(2)   54,167  100,000    800,000       $    113
 Executive Officer       1996      --          --       --         --             --

William J. Maxwell...... 1998  259,992     260,000   35,000    550,000       $ 78,376(3)
 President & Chief       1997    5,999         --       --     550,000            --
 Operating Officer       1996      --          --       --         --             --

Thomas P. Boyhan........ 1998   58,333(2)   67,222   50,000    500,000(4)    $    288
 Executive Vice          1997      --          --       --         --             --
  President
 Sales and Marketing     1996      --          --       --         --             --

Robert S. McCambridge... 1998   24,848(2)   32,083      --     200,000       $    144
 Executive Vice          1997      --          --       --         --             --
  President and
 Chief Financial Officer 1996      --          --       --         --             --

George R. Olexa......... 1998  167,024     175,000      --     230,000       $ 11,370(5)
 Executive Vice          1997      --          --       --     200,000            --
  President and
 Chief Technology        1996      --          --       --         --             --
  Officer

Thomas A. Grina(6)...... 1998  181,246         --       --         --        $352,806(7)
 Executive Vice          1997  210,600         --       --     228,666       $     26
  President and
 Chief Financial Officer 1996  122,190(2)      --       --     181,818       $ 25,000(8)

--------
(1) Reflects term life insurance premiums, health medical benefits and relocation.
(2) Reflects compensation for a partial year. See "--Employment Agreements" beginning on page 27.
(3) Reflects term life insurance premiums and relocation.
(4) Reflects options to purchase 250,000 shares which were canceled on October 15, 1998.
(5) Reflects term life insurance premiums and relocation.
(6) Mr. Grina resigned from ART in August 1998.
(7) Reflects severance costs and term life insurance premiums.
(8) Reflects relocation.

Option Grants

   The following table sets forth information regarding stock option grants made during 1998 to our Named Executive Officers. Option grants to Messrs. Hirsch, Maxwell, Boyhan and Olexa in 1998 reflect the cancellation and replacement of options granted prior to October 15, 1998. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

                       Option Grants in Last Fiscal Year

                                         Individual Grants
                         ----------------------------------------------------
                                                                                Potential Realization
                                                                                  Value at Assumed
                         Number of     Percent of                                  Annual Rates of
                         Securities   Total Options                           Stock Price Appreciation
                         Underlying    Granted to                                  for Option Term
                          Options     Employees in  Exercise Price Expiration -------------------------
Name                      Granted      Fiscal Year    per Share       Date        5%           10%
----                     ----------   ------------- -------------- ---------- ----------- -------------
Henry C. Hirsch.........  400,001         11.8%        $2.1875      10/15/08  $   549,002 $   1,393,004
                          399,999         11.8%           8.50(1)   10/15/08          --            --

William J. Maxwell......  275,000          8.1%         2.1875      10/15/08      373,438       957,688
                          275,000          8.1%           8.50(1)   10/15/08          --            --

Thomas P. Boyhan........  125,000(2)       3.7%           3.00       8/31/08          --            --
                           75,000(2)       2.2%           9.00       8/31/08          --            --
                           50,000(2)       1.5%          15.00       8/31/08          --            --
                          125,001          3.7%         2.1875      10/15/08      171,564       435,316
                          124,999          3.7%           8.50(1)   10/15/08          --            --

George R. Olexa.........  115,000          3.4%         2.1875      10/15/08      157,838       400,488
                          115,000          3.4%           8.50(1)   10/15/08          --            --

Robert S. McCambridge...  100,000          3.0%         2.1875      10/15/08      137,571       348,571
                           50,000          1.5%           6.00      10/15/08          --            --
                           50,000          1.5%          10.00      10/15/08          --            --

Thomas A. Grina(3)......   50,000          1.5%           8.75      02/24/08          --            --

--------
(1) The exercise price of these options was set by our board of directors in February 1999. See "Compensation Committee Report on Repricing of Options" on page 30.
(2) Reflects options canceled on October 15, 1998.
(3) Mr. Grina resigned from ART effective August 1998, and the options granted to Mr. Grina during 1998 were canceled.

Aggregate Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth the number and value as of December 31, 1998 of shares underlying unexercised options held by Named Executive Officers. As of December 31, 1998, none of the executive officers had exercised any stock options. The value of unexercised in-the-money options at fiscal year and was calculated based on the last sales price of our common stock reported on the Nasdaq National Market on December 31, 1998 of $7.50 per share, less the exercise price payable upon exercise of such options.

                         Fiscal Year-End Option Values

                                 Number of Shares
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                  Fiscal Year End           Fiscal Year End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Henry C. Hirsch.............       --       800,000          --     $2,125,005
William J. Maxwell..........       --       550,000          --      1,460,938
Thomas P. Boyhan............       --       250,000          --        664,068
George R. Olexa.............       --       230,000          --        610,938
Robert S. McCambridge.......       --       200,000          --        606,250
Thomas A. Grina(1)..........   228,666          --       $17,568           --

--------
(1) Mr. Grina resigned from ART effective August 1998.

Director Compensation

   Each director who is not our full-time employee receives $10,000 per year for services rendered as a director, $500 for each board meeting attended in person, and $500 for each committee meeting attended in person.

   Also, non-employee directors are eligible to participate in our current equity incentive plan for non-employee directors. Under this plan, we give each eligible director an initial grant of options to purchase 20,000 shares of common stock, and each newly elected non-employee director receives a similar grant upon his or her first appointment or election to our board of directors. In addition, under this plan, we grant each non-employee director options to purchase 7,000 shares of common stock at each annual meeting at which such director is reelected or is continuing as a director. These options have an exercise price equal to the fair market value of our common stock on the date of the grant, expire five years after the date of grant, and become exercisable on the day before each of the first, second and third annual stockholders meeting following the date of grant. Also, each eligible director may elect annually in advance to receive their fees for being a director and attending meetings in the form of deferred grants of common stock, rather than cash. The deferred grants of common stock are payable on the earlier of (a) the first business day of the third January following the date of grant, (b) a change of control or (c) the date the eligible director ceases to be our director.

   On February 11, 1999, we granted each of our non-employee directors a discretionary option grant of 10,000 shares, fully exercisable on the date of grant at an exercise price of $7.063, the fair market value on the date of grant.

Employment Agreements

   Our employment agreement with Henry C. Hirsch, provides for Mr. Hirsch's full-time employment as Chairman and Chief Executive Officer through December 31, 2000 at an annual salary of $325,000 for 1998, $350,000 for 1999 and
$400,000 for 2000. Under this agreement, Mr. Hirsch is guaranteed an annual bonus of at least $325,000 for 1998 and $87,500 for 1999. The agreement further provides that Mr. Hirsch's annual targeted bonus for years other than 1998 and 1999 will be not less than 50% of his base salary, and that his maximum incentive bonus will be 100% of his base salary, pursuant to such bonus or incentive compensation plan as is available to our executives generally or, if there is no such plan, as determined by the board of directors based on performance criteria set annually. Pursuant to the agreement, Mr. Hirsch was granted five-year stock options under our restated equity incentive plan for an aggregate of 800,000 shares of common stock. We also granted Mr. Hirsch 100,000 shares of deferred stock deliverable on January 2, 2001. We also loaned Mr. Hirsch $887,500 to purchase 100,000 shares of common stock at $8.875 per share. Interest on the loan accrues at the lowest rate allowed by federal tax law. The loan is payable in 2003 and is secured by the shares purchased. We also paid Mr. Hirsch $300,000 for relocation expenses. The agreement precludes Mr. Hirsch from competing with us for two years after the cessation of his employment, or a period equal to the length of his employment up to two years, if he is terminated without cause. The agreement may be terminated at any time by either party and provides that, if we terminate Mr. Hirsch without cause, Mr. Hirsch's employment is terminated due to his disability or death, or Mr. Hirsch terminates his employment as a result of constructive termination, Mr. Hirsch will be entitled to continue to receive the full amount of his base salary and bonus for the remainder of the agreement term at the guaranteed amount for 1997 and 1998 and at the target amounts for 1999 and 2000. If Mr. Hirsch is terminated after December 31, 1999, he will be entitled to be paid his base salary and target bonus in effect for 2000 for 12 months. Upon termination before or after December 31, 1999, Mr. Hirsch will also be entitled to receive medical and term life insurance for the remainder of the employment term, but no less than 12 months and no more than 18 months following termination. In addition, all options granted to Mr. Hirsch not yet vested will vest and remain exercisable for the lesser of one year or their original term.

   Our change of control agreement with Mr. Hirsch entitles him to various benefits if his employment with ART is terminated, other than for cause or his disability or death, or if he resigns for good reason within 24 months of any change of control of ART. In May 1999, we amended Mr. Hirsch's change of control agreement so that the definition of a change of control includes the investment. Upon such a termination, the agreement provides that:

  . we will pay Mr. Hirsch a cash payment equal to his annual base salary at the time of termination, to the extent not theretofore paid for the year, plus a prorated portion of his maximum incentive bonus for the year and any accrued and unpaid vacation pay;

  . any stock, stock option or other awards that we previously granted to Mr. Hirsch will immediately vest and become exercisable in full and shall remain exercisable for the lesser of four years or their original term;

  . we will pay Mr. Hirsch a cash payment equal to the greater of (a) Mr. Hirsch's aggregate base salary plus maximum incentive compensation for the period from termination through December 31, 2000 and (b) two times his base salary rate at the date of termination plus either his maximum incentive compensation for the year in which termination occurs, or his maximum incentive compensation in effect immediately prior to the change of control, whichever is higher;

  . we will continue to insure Mr. Hirsch and his dependents in our life and medical insurance plans for up to two years after termination; and

  . Mr. Hirsch may return the 100,000 shares of common stock pledged to secure the promissory note described above in full satisfaction of the promissory note if the fair market value of the common stock is less than the amount due on the note.

   In addition, if any payment or benefit provided by us under the agreement will be subject to an excise tax under Section 4999 of the Internal Revenue Code, then we will provide Mr. Hirsch with a payment to cover such tax.

   We have employment agreements with William J. Maxwell, George Ron Olexa, Thomas P. Boyhan and Robert S. McCambridge. Our employment agreement with Mr. Maxwell, provides for his full-time employment through December 31, 2000 at an annual salary of $260,000. In February 1999, our board of directors increased Mr. Maxwell's salary to $300,000. We also paid Mr. Maxwell for relocation expenses. Our employment agreement with Mr. Olexa, provides for his full-time employment through December 31, 2000 at an annual salary of $175,000. In February 1999, our board of directors increased Mr. Olexa's salary to $200,000. Our employment agreement with Mr. McCambridge provides for his full-time employment through December 31, 2000 at an annual salary of $175,000. In February, our board of directors increased Mr. McCambridge's salary to $200,000. Under all of these employment agreements, the executive's maximum incentive bonus is 100% of his base salary. The agreements preclude the executives from competing with us for one year after the cessation of their employment. Each agreement may be terminated at any time by either us or the executive and provides that, if we terminate the executive without cause, the executive's employment is terminated due to his disability or death, or the executive terminates his employment as a result of constructive termination, the executive will be entitled to continue to receive the full amount of his base salary and target bonus for 12 months. Upon such termination, the executive will also be entitled to receive medical and term life insurance for 12 months. In addition, all options granted to the executive not yet vested will vest and remain exercisable for the lesser of one year or their original term.

   We also have amended and restated change of control agreements with Mr. Maxwell, Mr. Olexa, Mr. Boyhan and Mr. McCambridge entitling each to various benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within 24 months of any change of control. In May 1999, we amended the change of control agreements to change the definition of a change of control to include the investment. Upon such a termination, each agreement provides that:

  . we will pay such executive a cash payment equal to his annual base salary at the time of termination, to the extent not theretofore paid for the year, plus a prorated portion of his maximum incentive bonus for the year and any accrued and unpaid vacation pay;

  . any stock, stock option or other awards that we granted to such executive will immediately vest and become exercisable in full and shall remain exercisable for the lesser of four years or their original term;

  . we will pay such executive a cash payment equal to the greater of (a) such executive's aggregate base salary plus maximum incentive compensation for the period from termination through December 31, 2000 and (b) his base salary at the date of termination plus either his maximum incentive compensation for the year in which termination occurs or his maximum incentive compensation in effect immediately prior to the change of control, whichever is higher; and

  . we will continue to insure such executive and his dependents in our life and medical insurance plans for up to two years after termination.

   In addition, the agreement also provides that if any payment or benefit provided by us under the agreement will be subject to an excise tax under
Section 4999 of the Internal Revenue Code, then we will provide such executive with a payment to cover such tax.

   In August 1998, our employment agreement with Thomas A. Grina was terminated other than for cause, and we entered into a settlement and release agreement with Mr. Grina pursuant to which we agreed to pay him an aggregate total amount of $352,500 over seven months. In addition, all options previously granted to Mr. Grina have vested and will remain exercisable for three years.

Compensation Committee Interlocks and Insider Participation

   Messrs. Demetree, Murray and Wynne served on the compensation committee during 1998. Mr. Wynne began serving on the Compensation Committee in December 1998.

Compensation Committee Report on Repricing of Options

   On October 15, 1998, the board of directors canceled options granted after October 15, 1997 held by employees electing to participate in the repricing and issued them new options. Fifty percent of each new option was exercisable at $2.1875, the fair market value of the common stock on that date. The exercise price of the remaining options was to be set by a formula based on the average closing price of ART's common stock over a 15 day trading period immediately following the announcement of a financing event. In the case of executive officers, the exercise price of half of the remaining options, or 25% of the total, was to be set using this formula and the exercise price of the remaining 25% was to be set at twice this formula price. Employees who elected to participate in the repricing received a new vesting schedule in October 1998. The option repricing did not increase the number of outstanding employee stock options, as re-issued options replaced earlier options that were canceled.

   The compensation committee realized that in certain types of transactions the operation of the formula pricing would result in the options expiring without becoming exercisable. They concluded that this would be unfair to ART's employees who elected to reprice and would not provide the incentive the committee had anticipated when it approved the repricing. To prevent this unfair outcome, the compensation committee decided in February 1999 to set a fixed price which would represent the committee's best estimate of the price which the formula would yield. On February 11, 1999, the committee fixed the exercise price for all options priced at the formula at $8.50, which represented their best judgment, after consultation with Morgan Stanley, of the price the formula would have yielded in light of the then-current market price of ART's common stock, which was $7.063.

   Our option plan is an integral part of our overall employee compensation and benefit program providing for participation by employees key to our overall strategic goals. The option policy has encouraged a long-term focus by employees, helped align employees' interests with those of our stockholders, provided incentives to employees to maximize financial objectives, and helped maintain compensation levels which are comparable to those at other telecommunications companies. The aggressive environment in the telecommunications industry and in our markets makes it essential that we have a competitive stock option program in order to attract, retain and motivate high-quality personnel. Furthermore, our stock option program enables us to compensate employees competitively while conserving cash for execution of our business plan.

   The compensation committee believes that option repricing should be used sparingly so as not to contradict the fundamental incentive and motivating nature of employee stock options. Nonetheless, the compensation committee believes that we properly considered option repricing and the potential compensation charge involved in light of competitive industry standards and what was in the best overall interest our company and our stockholders. Furthermore, for these reasons, among other things, the compensation committee believes it was reasonable to lengthen the vesting requirements of the re-issued options as compared with the outstanding options that were canceled.

   The compensation committee believes that it would have been detrimental to our future performance, particularly at this critical juncture in the telecommunications market, to have an employee workforce that was not fully motivated. Furthermore, the compensation committee believes that in the tight telecommunications job market it was important to maintain a competitive compensation program in order to prevent the loss of valuable employees. Therefore, the compensation committee believes that the repricing of the options was a reasonable course of action designed to eliminate such adverse factors on our future performance.

                                          COMPENSATION COMMITTEE
                                          Mark C. Demetree
                                          James B. Murray, Jr.
                                          Thomas J. Wynne

Option Repricing Since Inception

   We have had two option repricing since our inception. The following table sets forth information regarding the repricing of options held by our executive officers:

                  Number of
                  Securities Market Price Exercise
                  Underlying of Stock at  Price at    New          Expiration
                   Repriced    Time of     Time of  Exercise    Date of Replaced
 Name      Date    Options    Repricing   Repricing  Price          Options
 ----    -------- ---------- ------------ --------- --------    ----------------
Henry
 C.
 Hirsch  10/15/98  300,001     $2.1875     $ 8.875  $2.1875         10/15/08
         10/15/98  299,999      2.1875       8.875     8.50(1)      10/15/08
         10/15/98  100,000      2.1875       12.50   2.1875         10/15/08
         10/15/98  100,000      2.1875       12.50     8.50(1)      10/15/08
William
 J.
 Maxwell 10/15/98   25,000      2.1875        8.75   2.1875         10/15/08
         10/15/98   25,000      2.1875        8.75     8.50(1)      10/15/08
         10/15/98  150,000      2.1875        9.25   2.1875         10/15/08
         10/15/98  150,000      2.1875        9.25     8.50(1)      10/15/08
         10/15/98   50,000      2.1875      12.125   2.1875         10/15/08
         10/15/98   50,000      2.1875      12.125     8.50(1)      10/15/08
         10/15/98   50,000      2.1875       15.00   2.1875         10/15/08
         10/15/98   50,000      2.1875       15.00     8.50(1)      10/15/08
Thomas
 P.
 Boyhan  10/15/98   62,501      2.1875        3.00   2.1875         10/15/08
         10/15/98   62,499      2.1875        3.00     8.50(1)      10/15/08
         10/15/98   37,500      2.1875        9.00   2.1875         10/15/08
         10/15/98   37,500      2.1875        9.00     8.50(1)      10/15/08
         10/15/98   25,000      2.1875       15.00   2.1875         10/15/08
         10/15/98   25,000      2.1875       15.00     8.50(1)      10/15/08
George
 R.
 Olexa   10/15/98   50,000      2.1875      8.1880   2.1875         10/15/08
         10/15/98   50,000      2.1875      8.1880     8.50(1)      10/15/08
         10/15/98   25,000      2.1875       15.00   2.1875         10/15/08
         10/15/98   25,000      2.1875       15.00     8.50(1)      10/15/08
         10/15/98   25,000      2.1875      11.594   2.1875         10/15/08
         10/15/98   25,000      2.1875      11.594     8.50(1)      10/15/08
         10/15/98   15,000      2.1875        8.75   2.1875         10/15/08
         10/15/98   15,000      2.1875        8.75     8.50(1)      10/15/08

--------
(1) The exercise price of these options was fixed by our board of directors in February 1999. See "Compensation Committee Report on Repricing of Options" on page 30.


Compensation Committee Report on Executive Compensation

   Our executive compensation program is designed to reward and retain executives who are capable of leading us in achieving its strategic and financial objectives in the competitive and rapidly evolving telecommunications industry.

   We rely on three compensation components: salary, incentive cash bonuses and stock-based incentive compensation. Each of our executive officers has an annual base salary, established by an employment agreement or otherwise, at a level we believe is competitive for comparable companies in its industry and geographic area and allows it to attract and retain experienced executives capable of managing its growth. The compensation committee relies in part on annual industry salary surveys and has occasionally commissioned independent surveys.

   We have developed an incentive bonus program under which our executives are eligible to receive incentive cash bonuses as determined by our board of directors for each fiscal year. Our chairman was entitled under his employment agreement to a minimum bonus for 1998, but generally bonuses are intended to reward executives when we achieve our business objectives.

   The compensation committee believes that long-term stock price appreciation will reflect our achievement of our strategic goals and objectives. Accordingly, we seek to create long-term performance incentives for our employees and directors by aligning their economic interest with the interests of our long-term stockholders through our stock-based incentive compensation program. Stock options have generally been granted at a price equal to the fair market value of our common stock on the date of grant, and as a result, receipt of value by the employee is dependent upon an increase in the fair market value of our common stock. Awards are based on the anticipated contributions by such employees in helping us achieve our strategic goals and objectives.

   Mr. Hirsch's base salary and bonus for 1998 were determined pursuant to an employment agreement we entered into with Mr. Hirsch in November 1997. We also repriced options to purchase 400,001 shares of common stock to an exercise price of $2.1875 per share and options to purchase 399,499 shares of common stock to an exercise price of $8.50 per share. The compensation committee believes that this repricing was appropriate in light of Mr. Hirsch's successful repositioning of the company to help motivate Mr. Hirsch and encourage his retention beyond the term of his employment agreement.

   In adopting and administering executive compensation plans and arrangements, the compensation committee will consider whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code and, in appropriate cases, may serve to structure arrangements so that any such limitation will not apply.

   With respect to the above matters, the compensation committee submits this report.

                                          COMPENSATION COMMITTEE
                                          Mark C. Demetree
                                          James B. Murray, Jr.
                                          Thomas J. Wynne

Certain Transactions

   In May 1998, we acquired 38 GHz licenses from Columbia and one of its affiliates in exchange for 1,335,750 shares of common stock. We also have a right of first offer for all 38 GHz authorizations that the FCC may grant Columbia. Mr. Murray was originally elected a director as a condition to an earlier acquisition of licenses.

   In November 1997, we loaned Mr. Hirsch, our Chairman of the Board of Directors and Chief Executive Officer, $887,500 pursuant to his employment agreement to purchase 100,000 shares of common stock at $8.875 per share, the fair market value of the stock on the date of the loan. The loan bears interest at the minimum allowed by federal tax law, is payable in 2003, and is secured by the shares purchased.

Performance Graph

   The following stock price performance graph compares the cumulative total return on our common stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of the CRSP Nasdaq Telecommunications Peer Group Index from November 5, 1996, the date of our initial public offering, through December 31, 1998 assuming a $100 initial investment in each case. The stock price performance on the graph below is not necessarily indicative of future price performance.

                           [LINE GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                                           11/5/96  12/31/96  12/31/97  12/31/98

Advanced Radio Telecom Corp.     []        $100.00    $75.00    $53.33    $50.00

S&P 500                           +        $100.00   $103.72   $135.89   $179.08

CRSP NASDAQ Telecommunications    o        $100.00   $101.02   $149.55   $244.27
Peer Group Index
--------------------------------------------------------------------------------

Independent Auditors

   Our board of directors selected the firm of PricewaterhouseCoopers L.L.P. to audit our financial statements for the fiscal year ended December 31, 1999 and to report on the results of their audit. A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

         Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of July 23, 1999 by (i) our Named Executive Officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group and (iv) each person, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, that we know to be the beneficial owners of more than five percent of our outstanding common stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated:

                                                        Beneficial Ownership
                                                        -----------------------
   Name                                                   Number      Percent
   ----                                                 ------------ ----------
   WinStar Communications, Inc.........................    3,313,864     12.2%
   Thomas P. Boyhan(1).................................       12,500        *
   James C. Cook(2)....................................       12,500        *
   Mark C. Demetree(3).................................      306,810      1.1%
   Andrew I. Fillat (4)................................       19,868        *
   Thomas A. Grina(5)..................................      238,666        *
   Henry C. Hirsch(6)..................................      325,000      1.2%
   William J. Maxwell(7)...............................       52,750        *
   Robert S. McCambridge(8)............................       12,500        *
   James B. Murray, Jr.(9).............................      157,122        *
   George R. Olexa(10).................................       16,000        *
   Alan Z. Senter(11)..................................       16,000        *
   Thomas J. Wynne(12).................................       10,000        *
   All executive officers and directors as a
    group(13)..........................................    1,252,903      4.6%

--------
Unless otherwise indicated, the business address of each director and executive officer named above is c/o Advanced Radio Telecom Corp., 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004.
  *Less than 1.0%.
 (1) Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
 (2) Includes 8,000 shares of common stock issuable upon exercise of warrants and 19,868 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
 (3) Includes 19,868 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999. Does not include 117,999 shares of common stock issuable upon exercise of warrants or 1,534,964 shares of common stock beneficially owned in each case by members of Mr. Demetree's family or a trust for their benefit, of which he disclaims beneficial ownership. Mr. Demetree's address is 3740 Beach Blvd., Suite 306, Jacksonville, FL 32207.
 (4) Includes 19,868 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999. Mr. Fillat is an officer of Advent. Does not include shares of common stock issuable upon exercise of warrants held by various partnerships of which Advent is the general partner, of which Mr. Fillat disclaims beneficial ownership.
 (5) Includes 228,666 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
 (6) Includes 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
 (7) Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
 (8) Includes 18,750 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.

 (9) Includes 18,401 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999. Mr. Murray is a Managing Director of Columbia. Excludes shares held by Columbia, CCC Millimeter and Millimeter. See Footnote 1. Mr. Murray's address is c/o Columbia Capital Corporation, 201 North Union Street, Suite 300, Alexandria, VA 22314.
(10) Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
(11) Includes 31,117 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
(12) Includes 10,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 23, 1999.
(13) Includes 437,032 shares of common stock issuable upon exercise of options and warrants exercisable within 60 days of July 23, 1999.

                          Description of Capital Stock

   Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of non-designated preferred stock, par value $0.001 per share. At closing we will designate 2,635,909 shares of Series A preferred stock, 501,591 shares of Series B preferred stock and 5,015,910 shares of Series C preferred stock, leaving us 1,846,590 shares of non-designated, authorized preferred stock.

   The following summary description of our capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws, filed as exhibits to our filings with the SEC. See "Where I Can Get More Information" on page .

Common Stock

   As of July 23, 1999, there were 27,292,272 shares of our common stock outstanding. In addition, as of July 23, 1999, there were outstanding stock options for the purchase of a total of 3,674,870 shares of our common stock.

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the stockholders' meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution after payment of any liquidation preferences of the outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid an non assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of the existing series of preferred stock and any series of preferred stock that ART may designate and issue in the future.

Preferred Stock

   The board of directors is authorized without further stockholder approval, subject to any limitations prescribed by Delaware law, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other right and preferences that could adversely affect the voting power or other rights of the holders of common stock. We have no current plans to issue any preferred stock other than the Series A and Series B preferred stock to be issued in the investment and the Series C junior preferred stock issuable upon conversion of the Series B preferred stock. However, the issuance of preferred stock or rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

Anti-Takeover Effects of Provisions of ART's Certificate of Incorporation, By-Laws and Delaware Law

   Provisions of our amended and restated certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that some stockholders might consider in their best interest, including those attempts that might result in a premium over the market price for shares held by stockholders.

Classified Board of Directors

   Our board of directors is divided into three classes of directors serving staggered three-year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. With respect to each class, a director's term is subject to the election and qualification of their successors, or their earlier death, resignation or removal for cause. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Cumulative Voting

   Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

Stockholder Action; Special Meeting of Stockholders

   Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our restated and amended by-laws provide that special meetings of our stockholders may be called only by our board of directors or any officer instructed to call such meeting by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

   Our restated and amended by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received no later than 90 days nor more than 120 days prior to the special meeting. If notice of the special meeting was mailed or the first public disclosure of the annual meeting was made less than 100 days prior to the date of the special meeting, notice by a stockholder in order to be timely must be received no later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our restated and amended bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

   The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of provisions of our certificate of incorporation and restated and amended bylaws, including those provisions relating to the classified board of directors and the ability of stockholders to call special meetings.

Indemnification of Directors and Officers and Limitation of Director Liability

   Our amended and restated certificate of incorporation contains provisions that eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporate Law for monetary damages resulting from breaches of their fiduciary duty. The certificate of incorporation also contains provisions requiring the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporate Law against liabilities which arise out of their service as director of officer. We believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

Section 203 of the Delaware General Corporation Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the other party became an interested stockholder, unless the stockholder attained such status with the approval of its board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns, or owned within the past three years, 15% or more of the corporation's voting stock. We have approved the investment by Qwest and the group created by the stockholders agreement for purposes of Section 203.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is EquiServe L.P.

Listing

   Our common stock is quoted on the Nasdaq Stock Market under the symbol
"ARTT".

                             Stockholder Proposals

   In order for us to consider stockholder proposals for inclusion in the proxy material for our 2000 annual meeting, we must received them on or before March 31, 2000. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to the secretary at our principal executive offices, Advanced Radio Telecom Corp., 500 108th Avenue NE, Suite 2600, Bellevue, WA 98004.

   Under our by-laws, stockholders who wish to make a proposal at the 2000 annual meeting--other than one that will be included in our proxy materials-- must notify us no earlier than May 11, 2000 and no later than June 10, 2000. If a stockholder who wishes to present a proposal fails to notify us by June 10, 2000, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

                                 Other Business

   Our board of directors knows of no business to be brought before the annual meeting which is not referred to in the accompanying notice of annual meeting of stockholders. However, should any such matters be presented, the persons named in the enclosed proxy will have discretionary authority to take such action in regard to such matters as in their judgment seems advisable.

                                                                    Attachment A

               [Letterhead of Morgan Stanley & Co. Incorporated]

                                                          May 28, 1999


Board of Directors
Advanced Radio Telecom Corp.
500 - 108th Avenue NE
Suite 2600
Bellevue, WA 98004

Members of the Board:

We understand that Advanced Radio Telecom Corp. (the "Company") and a group comprised of U.S. Telesource, Inc. (a subsidiary of Qwest Communications Corporation ("Qwest")), Oak Investment Partners, MeriTech Capital Partners, Accel Partners, Brentwood Venture Capital, Columbia Capital, Advent International, Worldview Technology Partners, Bessemer Ventures, Cove Ventures and Adams Capital Management (collectively, the "Purchasers") propose to enter into a Preferred Stock Purchase Agreement (the "Agreement"), which provides, among other things, for the issuance by the Company of 2,635,908 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock") and of 501,592 shares of Series B Non-Voting Convertible Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock"), to the Purchasers at a purchase price of $80.00 per share (the "Stock Purchase"). We further understand that, in connection with the Stock Purchase, the Company and Qwest intend to enter into certain Commercial Agreements (as defined below). The terms and conditions of the Stock Purchase are more fully set forth in the Agreement.

You have asked for our opinion as to whether the consideration to be received by the Company pursuant to the Stock Purchase is fair from a financial point of view to the Company.

For purposes of the opinion set forth herein, we have, among other things:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

       (v) discussed the Company's business plan and long-term strategic objectives with senior executives of the Company;

       (vi) reviewed the reported prices and trading activity for the Common Stock;

       (vii) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

       (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

       (ix) participated in discussions and negotiations among representatives of the Company, the Purchasers and certain other parties and their financial and legal advisors;

       (x) reviewed a draft of the Agreement dated May 27, 1999, a draft of the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock the Series B Non-Voting Convertible Preferred Stock and the Series C Junior Preferred Stock dated May 27, 1999 and certain documents related to the foregoing;

       (xi) reviewed drafts of certain agreements between the Company and Qwest, including a draft of the Coordinated Marketing Agreement dated May 19, 1999, a draft of the Collocation License Agreement dated May 27, 1999, a draft of the Advanced Radio Telecom Broadband Services Agreement dated May 27, 1999 and a draft of the Qwest Communications Corporation Private Line Services Agreement dated May 27, 1999 (collectively, the "Commercial Agreements"); and

       (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Stock Purchase will be consummated in accordance with the terms set forth in the Agreement. We were not engaged to, and in arriving at our opinion did not, evaluate nor solicit transactions which may be available to the Company other than minority equity investments. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for certain of the Purchasers, and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholder meeting held in connection with transactions contemplated by the Agreement.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Company pursuant to the Stock Purchase is fair from a financial point of view to the Company.

                             Very truly yours,

                             MORGAN STANLEY & CO. INCORPORATED



                             By: /s/ Scott W. Matlock
                                 ----------------------------------------
                                 Scott W. Matlock
                                 Principal

                                                                   FORM OF PROXY

                          ADVANCED RADIO TELECOM CORP.
          500 108th Ave., NE - Suite 2600 - Bellevue, Washington 98004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Henry C. Hirsch, Robert S. McCambridge and Thomas M. Walker, and each of them, each with power to appoint his substitute, as proxies to vote and act at the annual meeting of stockholders of Advanced Radio Telecom Corp. to be held on September 21, 1999, 10:00 a.m. (local time) at the Bellevue Hilton, 100 112th Avenue NE, Bellevue, WA 98004, or any adjournment thereof with respect to the number of shares of common stock of Advanced Radio Telecom Corp. as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated below on the matter specified below, as described in the accompanying notice of annual meeting and proxy statement, receipt of which is acknowledged. All proxies heretofore given by the undersigned in respect of the annual meeting are hereby revoked.

APPROVAL OF THE INVESTMENT DESCRIBED IN THE PROXY STATEMENT:
     FOR approval of the investment                    [_]
     AGAINST approval of the investment                [_]
     ABSTENTION                                        [_]

APPROVAL OF THE AMENDMENT TO THE RESTATED EQUITY INCENTIVE PLAN:
     FOR approval of the amendment                     [_]
     AGAINST approval of the amendments                [_]
     ABSTENTION                                        [_]

ELECTION OF DIRECTORS:
     FOR the election of all nominees listed below     [_]
     (except as marked as contrary below)
     WITHHOLD AUTHORITY                                [_]
     to vote for the election of all nominees below


         (Instruction: to withhold authority to vote for either nominee, strike a line through the nominee's name below.)

       James B. Murray, Jr.                             Andrew I. Fillat

                  (continued and to be signed on reverse side)

Unless otherwise specified in the boxes on the reverse side hereof or by marking though a name, this proxy will be voted FOR the approval of the investment described in the proxy statement, the approval of the amendment to the restated equity incentive plan, the election of all nominees for directors and in the discretion of the named proxies as seems in their judgment advisable as to any other matter that may come before the annual meeting or any adjournment thereof.

                            Date: _______________________________________, 1998


                            --------------------------------------------------
                                               Signature

                            --------------------------------------------------
                                               Signature

                            Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.